Prospectus Supplement No. 4 (to Prospectus dated April 5, 2018)	Filed Pursuant to 424(b)(3) Registration No. 333-224123

2,000,000 Shares

Common Shares

This prospectus supplement (“Prospectus Supplement No. 4”) updates and should be read in conjunction with the prospectus dated April 5, 2018 (the “Prospectus”) relating to the resale or other disposition, from time to time, by the selling shareholders identified in the Prospectus under the caption “Selling Stockholders,” of up to 2,000,000 common shares. We are not selling any common shares under the Prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Current Reports dated August 31, 2018, September 10, 2018 and September 12, 2018

This Prospectus Supplement No. 4 incorporates into our Prospectus the information contained in our attached current reports on Form 8-K dated August 31, 2018, September 10, 2018 and September 12, 2018 (the “Form 8-Ks”). The Form 8-Ks, as filed, are set forth below.

The information contained in this Prospectus Supplement No. 4 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 4 is incorporated by reference into, and should be read in conjunction with, the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The Prospectus, together with this Prospectus Supplement No. 4 and any previously filed supplements to the Prospectus, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common shares are traded on the New York Stock Exchange under the symbol “BHVN.” The last reported sale price of our common shares on September 13, 2018 was $37.30 per share. You are urged to obtain current market quotations for the common shares.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves risks. Please see “Risk Factors” beginning on page 4 of the Prospectus and the Risk Factors identified in our Annual Report for the year ended December 31, 2017 and in our Quarterly Reports for the quarters ended March 31, 2018 and June 30, 2018 for a discussion of information that should be considered before making a decision to purchase our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 14, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2018

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.

234 Church Street

New Haven, Connecticut 06510

(Address of principal executive offices, including zip code)

(203) 404-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)                                                   Resignation of Dr. Albert Cha as Member of Board of Directors

On August 30, 2018, Dr. Albert Cha, a member of the Company’s Board, notified the Registrant of his intent to resign, effective Friday, September 7, 2018.  Dr. Cha’s decision to resign from the Board was not as a result of any disagreement with the Company or the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.

	By:	/s/ Vlad Coric, M.D.
Date: August 31, 2018		Vlad Coric, M.D.
Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.

215 Church Street

New Haven, Connecticut 06510

(Address of principal executive offices, including zip code)

(203) 404-0410

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01             Entry into a Material Definitive Agreement.

On September 4, 2018, Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven” or the “Company”), through its wholly owned subsidiary Biohaven Therapeutics Ltd., entered into a License Agreement (the “Agreement”) with AstraZeneca AB, a Swedish corporation (“AstraZeneca”). Pursuant to the Agreement, AstraZeneca granted Biohaven exclusive worldwide rights to develop and commercialize AZD3241, an oral myeloperoxidase (“MPO”) inhibitor that AstraZeneca progressed through Phase 2 clinical trials.  Biohaven plans to conduct a Phase 3 clinical trial of this product candidate, which will now be referred to as BHV3241, for the treatment of multiple system atrophy (“MSA”), a rare, rapidly progressive and fatal neurodegenerative disease with no cure or effective treatments.

In consideration of the license and other rights granted by AstraZeneca, Biohaven will pay an upfront payment of cash and equity totaling approximately $7,000,000 to AstraZeneca.  Under the terms of the Agreement, Biohaven will also be obligated to pay milestone payments to AstraZeneca totaling up to $55,000,000 upon the achievement of specified regulatory and commercial milestones and up to $50,000,000 upon the achievement of specified sales-based milestones.  If Biohaven develops BHV3241 for a second indication, it will be obligated to pay an additional series of milestone payments equal to a specified portion of the regulatory and commercial milestone payments in the preceding sentence.  No additional milestone payments will be due for any indications beyond the first and second indications.  In addition, Biohaven will pay AstraZeneca tiered royalties ranging from high single-digit to low double-digits based on net sales of any approved products based on BHV3241, subject to specified reductions.

Under the terms of the Agreement, Biohaven may pursue development and commercialization of BHV3241 for all indications, except, for a period of five years from the date of the Agreement, the prevention, treatment or diagnosis of any cardiovascular disease.  AstraZeneca has agreed not to develop or commercialize, for a period of five years from the date of the Agreement, any MPO inhibitor for the prevention, treatment or diagnosis of any neurological disorder.

Biohaven is now solely responsible, and has agreed to use commercially reasonable efforts, for all development, regulatory and commercial activities related to BHV3241.  Biohaven may sublicense its rights under the Agreement and, if it does so, will be obligated to pay a portion of any milestone payments received from the sublicensee to AstraZeneca in addition to any milestone payments Biohaven would otherwise be obligated to pay.  Biohaven is also now responsible for the prosecution and maintenance of the patents related to BHV3241 and has the first right to prosecute infringement of the patents and defend challenges to the validity or enforceability of the patents.

The Agreement terminates on a country-by-country basis and product-by-product basis upon the expiration of the royalty term for such product in such country. Each royalty term begins on the date of the first commercial sale of the licensed product in the applicable country and ends on the later of 10 years from such first commercial sale or the expiration of the last to expire of the applicable patents in that country.  The Agreement may be terminated earlier in specified situations, including termination for uncured material breach of the Agreement by either party, termination by AstraZeneca in specified circumstances, termination by Biohaven on a country-by-country basis with advance notice and termination upon a party’s insolvency or bankruptcy.

The Agreement also contains customary representations, warranties and covenants by both parties, as well as customary provisions relating to indemnification, confidentiality and other matters.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which Biohaven expects to file as an exhibit to its Quarterly Report on Form 10-Q for the three months ending September 30, 2018.

Item 7.01. Regulation FD Disclosure.

On September 5, 2018, the Company issued a press release announcing the entry into the Agreement and the matters described in Item 1.01. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

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The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 9.01             Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
99.1

Press Release issued by Biohaven Pharmaceutical Holding Company Ltd. on September 5, 2018, “Biohaven Licenses Novel Myeloperoxidase Inhibitor From AstraZeneca: Potential First-In-Class Treatment For Multiple System Atrophy.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.

	By:	/s/ Vlad Coric, M.D.
Date: September 10, 2018		Vlad Coric, M.D. Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2018

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.

215 Church Street

New Haven, Connecticut 06510

(Address of principal executive offices, including zip code)

(203) 404-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 Appointment of Robert Repella as Member of the Board of Directors

On September 7, 2018, the Registrant’s Board of Directors (the “Board) appointed Robert Repella as a director to fill the vacancy created by the previously reported resignation of Dr. Albert Cha that was effective September 7, 2018. Mr. Repella will serve in the class of directors whose term will expire at the Registrant’s 2021 Annual Meeting of Shareholders. Mr. Repella has also been appointed as a member of the Audit Committee and as chair of the Compensation Committee of the Board.  There is no arrangement or understanding between Mr. Repella and any other person pursuant to which he was selected as a director of the Registrant, and there is no family relationship between Mr. Repella and any of the Registrant’s other directors or executive officers.

Mr. Repella, age 59, served as Chief Executive Officer and a member of the Board of Directors of Harmony Biosciences, LLC, a private biotechnology company, from October 2017 through July 2018.  Prior to this, he served as the Executive Vice President, Global Commercial Operations for CSL Behring, Inc., a biotherapeutics company, from March 2014 to September 2017, as Senior Vice President and Chief Commercial Officer of Vanda Pharmaceuticals, Inc. (Nasdaq: VNDA) from October 2011 to January 2014 and as Senior Vice President Pharmaceutical Operations, Americas Region of Cephalon Inc. from October 2009 to October 2011. Mr. Repella has over twenty years of leadership experience in the biotech and pharmaceutical industries, with past experience at Eli Lilly & Company, Merck & Company, Johnson & Johnson and Wyeth Pharmaceuticals. Mr. Repella has also served on the Board of Directors of the Biotechnology Industry Association (BIO), Pennsylvania BIO and the New York chapter of the Arthritis Foundation. Mr. Repella attained a Masters of Business Administration from Temple University and earned his Bachelor of Science degree at Rutgers University.

In accordance with the Registrant’s compensation policy for non-employee directors, on September 7, 2018, Mr. Repella was granted an option to purchase 36,000 of the Registrant’s common shares at an exercise price of $35.50 per share, the closing price of the Registrant’s common shares on the date of grant.  The shares underlying this option will vest in three annual installments on each of September 7, 2019, 2020 and 2021, subject to Mr. Repella’s continuous service through each vesting date. Additionally, Mr. Repella will be entitled to receive a $35,000 annual retainer for his service as a director and aggregate annual fees of $17,500 for his service as a member and the chair of the Compensation Committee and a member of the Audit Committee.

Item 7.01. Regulation FD Disclosure.

On September 12, 2018, the Registrant issued a press release announcing Mr. Repella’s appointment to the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated September 12, 2018, “Biohaven Appoints Robert Repella to Board of Directors.”

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release, dated September 12, 2018, “Biohaven Appoints Robert Repella to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.

	By:	/s/ Vlad Coric, M.D.
Date: September 12, 2018		Vlad Coric, M.D.
Chief Executive Officer